Exhibit 99.1

FS Bancorp, Inc. Reports Net Income for the Second Quarter of $4.3 Million Driven by Quarterly Loan Growth of 9.3%.   FS Bancorp, Inc. also Reports Twenty-Second Consecutive Quarterly Dividend.

MOUNTLAKE TERRACE, WA – July 26, 2018 – FS Bancorp, Inc. (NASDAQ:FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2018 second quarter net income of $4.3 million and quarterly loan growth of 9.3% which contributed to the increase in assets to $1.1 billion at June 30, 2018.  Second quarter earnings per diluted share were $1.13 and includes a 19.7% increase in net interest income over the comparable quarter one year ago.

“We experienced exceptional loan growth in the second quarter as a result of our new production employees and strength of our historical lending teams, helping drive profitability” stated Joe Adams, CEO of FS Bancorp, Inc.

“We are also pleased with the proposed merger of the Company and Anchor Bancorp (“Anchor”) (NASDAQ: ANCB) that was announced on July 17, 2018. The combined company will have approximately $1.5 billion in assets, $1.2 billion in deposits, 22 branch offices throughout Western Washington, and eight loan production offices in Washington State.”    CEO Adams concluded with, “Our lending growth combined with our acquisition of Anchor and the franchise’s long standing history of banking in the communities served will strengthen and build upon our presence in Western Washington and is consistent with our business strategy to appropriately utilize capital and increase operating efficiency and profitability to enhance our banking franchise for the benefit of both our shareholders and the communities we serve.”

CFO of FS Bancorp, Inc. Matthew Mullet also noted, “Our Board of Directors has approved our twenty-second quarterly cash dividend of $0.14 per share for the second quarter.”  The dividend will be paid on August 23, 2018, to shareholders of record as of August 8, 2018.

2018 Second Quarter Highlights

•

Total gross loans increased $76.1 million during the quarter, or 9.3%, to $893.8 million at June 30, 2018, compared to $817.7 million at March 31, 2018, and increased $173.5 million, or 24.1%, from $720.3 million at June 30, 2017;

•	Announced the signing of a definitive agreement with Anchor which is projected to provide additional operating leverage as well as access to additional core funding growth;
•	Net income was $4.3 million for both the first and second quarters of 2018, compared to $4.4 million in the second quarter one year ago;
•	Deposits increased $12.6 million, to $870.1 million at June 30, 2018, from $857.5 million at March 31, 2018, and increased $84.4 million, from $785.7 million at June 30, 2017; and
•	Capital levels at the Bank increased to 15.6% for total risk-based capital and 12.2% for Tier 1 leverage capital at June 30, 2018, compared to 13.2% and 10.1% at June 30, 2017, respectively.

FS Bancorp Q2 Earnings
July 26, 2018

Proposed Acquisition of Anchor Bancorp

On July 17, 2018, the Company entered into a definitive agreement (the “Agreement”) with Anchor Bancorp pursuant to which Anchor will be merged with and into the Company, and immediately thereafter Anchor’s bank subsidiary, Anchor Bank, will be merged with and into the Bank. Under terms of the Agreement, Anchor shareholders will receive 0.2921 shares of FS Bancorp common stock and $12.40 in cash for each share of Anchor common stock. FS Bancorp will pay aggregate consideration of 725,585 shares of FS Bancorp common stock and $30.8 million in cash or approximately $77.0 million in aggregate, including the value of outstanding shares of Anchor restricted stock.

In the event the Agreement is terminated under certain specified circumstances in connection with a competing transaction, Anchor will be required to pay the Company a termination fee of $2.7 million in cash. The proposed transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval of the Agreement by the shareholders of Anchor, and is expected to be completed in either the fourth quarter of 2018 or early in the first quarter of 2019.

Balance Sheet and Credit Quality

Total assets increased $88.9 million, or 8.5%, to $1.1 billion at June 30, 2018, compared to $1.0 billion at March 31, 2018, and increased $204.0 million, or 22.0%, from $928.6 million at June 30, 2017.  The quarter over linked quarter increase of $88.9 million in total assets included increases in loans receivable, net of $75.6 million, securities available-for-sale (“AFS”) of $7.1 million, loans held for sale (“HFS”) of $3.9 million, and Federal Home Loan Bank (“FHLB”) stock of $3.4 million, partially offset by a decrease in total cash and cash equivalents of $3.7 million.  The year-to-date (“YTD”) over YTD increase of $204.0 million in total assets included increases in loans receivable, net of $172.1 million, securities AFS of $19.5 million, total cash and cash equivalents of $4.2 million, FHLB stock of $3.8 million, servicing rights of $3.5 million, bank owned life insurance (“BOLI”) of $3.3 million, and accrued interest receivable of $1.2 million, partially offset by a decrease in loans HFS of $2.1 million, and other assets of $1.4 million.  These increases in assets YTD over YTD were primarily funded by growth in deposits and short-term overnight FHLB borrowings.

FS Bancorp Q2 Earnings
July 26, 2018

LOAN PORTFOLIO
(Dollars in thousands)	June 30, 2018		March 31, 2018		June 30, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$64,599	7.2%	$61,956	7.6%	$57,997	8.0%
Construction and development	160,521	18.0	143,611	17.5	119,455	16.6
Home equity	25,460	2.9	23,563	2.9	22,450	3.1
One-to-four-family (excludes HFS)	177,988	19.9	165,030	20.2	154,826	21.5
Multi-family	47,695	5.3	52,431	6.4	42,967	6.0
Total real estate loans	476,263	53.3	446,591	54.6	397,695	55.2

CONSUMER LOANS
Indirect home improvement	147,067	16.5	136,946	16.8	117,926	16.4
Solar	42,189	4.7	41,581	5.1	38,507	5.3
Marine	48,591	5.4	38,451	4.7	32,254	4.5
Other consumer	2,027	0.2	1,951	0.2	2,042	0.3
Total consumer loans	239,874	26.8	218,929	26.8	190,729	26.5

COMMERCIAL BUSINESS LOANS
Commercial and industrial	110,962	12.4	104,612	12.8	92,713	12.9
Warehouse lending	66,681	7.5	47,563	5.8	39,165	5.4
Total commercial business loans	177,643	19.9	152,175	18.6	131,878	18.3
Total loans receivable, gross	893,780	100.0%	817,695	100.0%	720,302	100.0%

Allowance for loan losses	(11,571)		(11,140)		(10,143)
Deferred costs and fees, net	(2,885)		(2,760)		(2,445)
Premiums on purchased loans	1,876		1,837		1,388
Total loans receivable, net	$881,200		$805,632		$709,102

Loans receivable, net increased $75.6 million to $881.2 million at June 30, 2018, from $805.6 million at March 31, 2018, and increased $172.1 million from $709.1 million at June 30, 2017.  During the second quarter, real estate loans increased $29.7 million, including increases in construction and development loans of $16.9 million, one-to-four-family portfolio loans of $13.0 million, commercial loans of $2.6 million, and home equity loans of $1.9 million, partially offset by a decrease of $4.7 million in multi-family loans. Commercial business loans increased $25.5 million, mostly due to an increase in warehouse lending of $19.1 million and $6.4 million of commercial and industrial loans of which $4.4 million was associated with the purchase of the guaranteed portion of U.S. Department of Agriculture loans.  Consumer loans increased $20.9 million, primarily due to the  $10.1 million growth in each of our indirect home improvement and marine loan portfolios.

One-to-four-family loans originated through the home lending segment which includes loans HFS, loans held for investment, fixed seconds, and loans brokered to other institutions increased $22.0 million, or 12.9%, to $192.2 million during the quarter ended June 30, 2018, compared to $170.2 million for the preceding quarter, and decreased from $216.8 million for the same quarter one year ago. During the six months ended June 30, 2018, originations of one-to-four-family loans to purchase a home (purchase production) decreased by $3.9 million, or 1.4% with $274.7 million in loan purchase production closing, down from $278.6 million for the six months ended June 30, 2017.  One-to-four-family loan originations for refinance (refinance production) increased $8.5 million, or

FS Bancorp Q2 Earnings
July 26, 2018

10.9%  during the six months ended June 30, 2018, with $86.7 million in refinance production closing, up from $78.2 million for the six months ended June 30, 2017.  During the quarter ended June 30, 2018, the Company sold $160.6 million of one-to-four-family loans HFS, compared to sales of $155.0 million for the preceding quarter, and sales of $171.0 million for the same quarter one year ago.

Purchase production was 81.5% of the total one-to-four-family loan originations versus 18.5% for refinance production during the second quarter of 2018, compared to 81.1% in purchase production versus 18.9% in refinance production during the same period in 2017.  The slight increase in purchase production reflects the appreciation in home values in our markets and continued strong home purchase demand in the Pacific Northwest and the slight decrease in refinance production reflects increasing market interest rates.

The allowance for loan losses at June 30, 2018 increased to $11.6 million, or 1.3% of gross loans receivable, excluding loans HFS, compared to $11.1 million, or 1.4% of gross loans receivable, excluding loans HFS at March 31, 2018, and $10.1 million, or 1.4% of gross loans receivable, excluding loans HFS, at June 30, 2017.  Non-performing loans, consisting solely of non-accruing loans, decreased to $627,000 at June 30, 2018, from $720,000 at March 31, 2018, and $754,000 at June 30, 2017.  Substandard loans decreased to $5.8 million at June 30, 2018, compared to $6.0 million at March 31, 2018, and $8.5 million at June 30, 2017.  The $2.7 million decrease in substandard loans from one year ago was primarily due to the sale of a shared national credit of $1.9 million in the third quarter of 2017.  There was no other real estate owned at June 30, 2018, March 31, 2018, or June 30, 2017, respectively.

Total deposits were  $870.1 million at June 30, 2018, compared to $857.5 million at March 31, 2018, and $785.7 million at June 30, 2017.  Relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts) decreased $7.9 million, from March 31, 2018, and increased $53.7 million, from June 30, 2017.  Money market and savings accounts decreased $3.1 million from March 31, 2018, and $47.2 million from June 30, 2017, primarily occurring from increased market interest rate competition and more attractive time deposit rates.  Time deposits increased $23.6 million, from March 31, 2018, and increased $77.9 million, from June 30, 2017.

Non-retail certificates of deposit which includes brokered certificates of deposit, online certificates of deposit, and public funds increased $3.4 million from March 31, 2018, primarily due to a $9.1 million increase in brokered certificates of deposit, mostly offset by a $5.7 million decrease in online certificates of deposit. The $32.9 million increase from $54.7 million at June 30, 2017 reflects a $41.9 million increase in brokered certificates of deposit, partially offset by an  $8.8 million decrease in online certificates of deposit.  Management remains focused on increasing our lower cost relationship-based deposits to fund long-term asset growth.

FS Bancorp Q2 Earnings
July 26, 2018

DEPOSIT BREAKDOWN
(Dollars in thousands)
	June 30, 2018		March 31, 2018		June 30, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing checking	$172,848	19.9%	$177,251	20.7%	$156,177	19.9%
Interest-bearing checking	128,080	14.7	130,002	15.2	91,197	11.6
Savings	77,631	8.9	76,843	9.0	73,922	9.4
Money market	210,742	24.2	214,676	25.0	261,658	33.3
Certificates of deposit less than $100,000	144,755	16.7	129,778	15.1	93,142	11.9
Certificates of deposit of $100,000 through $250,000	79,131	9.1	73,934	8.6	70,204	8.9
Certificates of deposit of $250,000 and over	45,417	5.2	41,944	4.9	28,010	3.6
Escrow accounts related to mortgages serviced	11,509	1.3	13,050	1.5	11,387	1.4
Total	$870,113	100.0%	$857,478	100.0%	$785,697	100.0%

At June 30, 2018, borrowings increased $67.0 million, or 169.5%, to $106.5 million, from $39.5 million at March 31, 2018, and increased $75.9 million, or 247.3%, from $30.7 million at June 30, 2017. The quarter over linked quarter increase reflects the use of short-term overnight FHLB borrowings to support loan growth.

Total stockholders’ equity increased $3.9 million, to $129.4 million at June 30, 2018, from $125.4 million at March 31, 2018, and increased $40.5 million, from $88.8 million at June 30, 2017.  The increase in stockholders’ equity from the first quarter of 2018 was primarily due to net income of $4.3 million, partially offset by an increase in accumulated other comprehensive loss, net of tax of $411,000. The $40.5 million increase from the second quarter of 2017 was significantly impacted by net proceeds of $25.6 million received in the third quarter of 2017 due to an issuance and sale of common stock through our underwritten public offering as previously reported. Book value per common share was $35.94 at June 30, 2018, compared to $35.21 at March 31, 2018, and $30.40 at June 30, 2017.

The Bank is well capitalized under the minimum capital requirements established by the FDIC with a total risk-based capital ratio of 15.6%, a Tier 1 leverage capital ratio of 12.2%, and a common equity Tier 1 (“CET1”) capital ratio of 14.3% at June 30, 2018.  At June 30, 2017, the total risk-based capital ratio was 13.2%, the Tier 1 leverage capital ratio was 10.1%, and the CET1 capital ratio was 12.0%.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 15.2%, a Tier 1 leverage capital ratio of 11.9%, and a CET1 ratio of 13.9% at June 30, 2018, compared to 12.5%, 9.5%, and 11.2%, respectively, at June 30, 2017.

Operating Results

Net interest income increased $2.0 million, to $11.9 million for the three months ended June 30, 2018, from $10.0 million for the three months ended June 30, 2017, primarily attributable to a $2.7 million increase in loans receivable interest income, partially offset by a $536,000 increase in deposit interest expense due to continued overall growth in interest-bearing deposits with higher market interest rates paid on new interest-bearing deposits, and a  $390,000 increase in interest expense mostly from the use of FHLB borrowings to support loan growth. Net interest income increased $4.5 million, to $23.4 million for the six months ended June 30, 2018, from $18.9 million

FS Bancorp Q2 Earnings
July 26, 2018

for the six months ended June 30, 2017, mostly due to a $5.6 million increase in interest income on loans receivable, partially offset by a $927,000 increase in interest expense on deposits and a $431,000 increase in interest expense on borrowings.

The net interest margin (“NIM”) decreased five basis points to 4.58% for the three months ended June 30, 2018, from 4.63% for the same period in the prior year, and increased seven basis points to 4.66% for the six months ended June 30, 2018, from 4.59% for the six months ended June 30, 2017.  The quarter over quarter decrease in NIM was driven primarily by growth in higher cost market rate time deposits and increased borrowings to fund loan growth,  and the year over year increase in NIM was mostly driven by substantial growth in higher yielding loans.  The average cost of funds increased 31 basis points to 0.89% for the three months ended June 30, 2018, from 0.58% for the three and six months ended June 30, 2017, and increased 21 basis points to 0.79% for the six months ended June 30, 2018.  This increase was primarily related to growth in time deposits and an increase in short-term overnight FHLB borrowings at higher market interest rates.  Management remains focused on matching deposit/liability duration with the duration of loans/assets where appropriate.

For the three and six months ended June 30, 2018, the provision for loan losses was $450,000 and $800,000, respectively, due to continued loan growth, compared to no provision recorded for the three and six months ended June 30, 2017.  During the three months ended June 30, 2018, net charge-offs totaled $19,000, compared to $4,000 during the three months ended June 30, 2017. Net recoveries totaled $15,000 during the six months ended June 30, 2018, compared to net charge-offs of $68,000 during the six months ended June 30, 2017.

Noninterest income decreased $1.3 million, to $5.6 million for the three months ended June 30, 2018, from $7.0 million for the three months ended June 30, 2017.  The decrease during the period reflects a $958,000 reduction in non-recurring gain on sale of mortgage servicing rights,  and a $333,000 reduction in service charges and fee income primarily associated with the sale of servicing assets in the second quarter of 2017, and a $237,000 reduction in gain on sale of investment securities, partially offset by a $211,000 increase in gain on sale of loans.  Noninterest income decreased $1.7 million, to $10.6 million for the six months ended June 30, 2018, from $12.4 million for the six months ended June 30, 2017.  The decrease during the period was primarily due to reductions of  $958,000 in non-recurring gain on sale of mortgage servicing rights and $535,000 in service charges and fee income as described above, a $166,000 reduction in gain on sale of loans, and a $124,000 reduction in gain on sale of investment securities.

Noninterest expense increased $1.2 million, to $12.1 million for the three months ended June 30, 2018, from $10.9 million for the three months ended June 30, 2017.  The increase in noninterest expense was the result of a $755,000 increase in salaries and benefits, which included a $401,000 decrease in incentives and commissions due in part to the reduction of homes available for sale in the Pacific Northwest,  a  $161,000 increase in loan costs, a  $98,000 increase in operations expense, an $86,000 increase in data processing, and a $61,000 increase in professional and board fees. Noninterest expense increased $1.9 million, to $23.2 million for the six months ended June 30, 2018, from $21.3 million for the six months ended June 30, 2017.  The increase in noninterest expense was primarily a result of a $1.7 million increase in salaries and benefits, which included a $381,000 increase in incentives and commissions, and a $159,000 increase in data processing.

FS Bancorp Q2 Earnings
July 26, 2018

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in Western Washington through its 13 bank branches, including the newly opened Silverdale branch on April 12, 2018, and seven loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities, Washington.  The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward‑looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control.  Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: the expected cost savings, synergies and other financial benefits from our pending acquisition of Anchor (“merger”)  might not be realized within the expected time frames or at all; governmental approval of the merger may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; conditions to the closing of the merger may not be satisfied; the shareholders of Anchor may fail to approve the consummation of the merger; the integration of the combined company, including personnel changes/retention, might not proceed as planned; and the combined company might not perform as well as expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; our ability to execute our plans to grow our residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of our indirect home improvement lending; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and expected cost savings and other benefits within the anticipated time frames or at all; secondary market conditions for loans and our ability to sell loans in the secondary market; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission which are available on our website at www.fsbwa.com and on the SEC's website at www.sec.gov.  Any of the forward-looking statements that we make in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward‑looking statements, and undue reliance should not be placed

FS Bancorp Q2 Earnings
July 26, 2018

on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2018 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of us and could negatively affect our operating and stock performance.

Additional Information about the Proposed Acquisition of Anchor

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, FS Bancorp, Inc. (“FS Bancorp”) intends to file a registration statement on Form S-4 with the SEC which will contain a proxy statement/prospectus to be distributed to the shareholders of Anchor in connection with their vote on the merger. Each party will also file other documents regarding the proposed transaction with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION REGARDING THE TRANSACTION, SHAREHOLDERS OF ANCHOR ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement/prospectus will be mailed to shareholders of Anchor. Investors and security holders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by FS Bancorp will be available free of charge by accessing FS Bancorp's website at www.FSBWA.com or by writing FS Bancorp at 6920 220th Street SW Mountlake Terrace, WA 98043, Attention: Investor Relations or calling (425) 771-5299, or by writing Anchor at 601 Woodland Square Loop SE, Lacey, WA 98503, Attention: Corporate Secretary or calling (360) 537-1388.

FS Bancorp, Anchor, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from Anchor shareholders in favor of the approval of the merger. Information about the directors and executive officers of FS Bancorp and their ownership of FS Bancorp stock is included in the proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on March 28, 2018. Information about the directors and executive officers of Anchor and their ownership of Anchor stock is set forth in the proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on November 9, 2017, and also will be included in the proxy statement/prospectus for the merger. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the registration statement and the proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

FS Bancorp Q2 Earnings
July 26, 2018

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

				Linked	YTD
	June 30,	March 31,	June 30,	Quarter	Over YTD
	2018	2018	2017	% Change	% Change
ASSETS
Cash and due from banks	$3,429	$3,532	$3,975	(3)	(14)
Interest-bearing deposits at other financial institutions	18,548	22,108	13,827	(16)	34
Total cash and cash equivalents	21,977	25,640	17,802	(14)	23
Certificates of deposit at other financial institutions	17,611	17,611	18,109	—	(3)
Securities available-for-sale, at fair value	98,465	91,371	78,932	8	25
Loans held for sale, at fair value	55,191	51,315	57,256	8	(4)
Loans receivable, net	881,200	805,632	709,102	9	24
Accrued interest receivable	4,071	3,693	2,903	10	40
Premises and equipment, net	16,273	15,798	15,550	3	5
Federal Home Loan Bank (“FHLB”) stock, at cost	7,742	4,308	3,909	80	98
Bank owned life insurance (“BOLI”), net	13,498	13,410	10,194	1	32
Servicing rights, held at the lower of cost or fair value	8,352	7,515	4,899	11	70
Goodwill	2,312	2,312	2,312	—	—
Core deposit intangible, net	1,164	1,240	1,517	(6)	(23)
Other assets	4,686	3,767	6,097	24	(23)
TOTAL ASSETS	$1,132,542	$1,043,612	$928,582	9	22
LIABILITIES
Deposits:
Noninterest-bearing accounts	$184,357	$190,301	$167,564	(3)	10
Interest-bearing accounts	685,756	667,177	618,133	3	11
Total deposits	870,113	857,478	785,697	1	11
Borrowings	106,526	39,529	30,669	169	247
Subordinated note:
Principal amount	10,000	10,000	10,000	—	—
Unamortized debt issuance costs	(145)	(150)	(165)	(3)	(12)
Total subordinated note less unamortized debt issuance costs	9,855	9,850	9,835	—	—
Deferred tax liability, net	27	137	1,424	(80)	(98)
Other liabilities	16,650	11,176	12,133	49	37
Total liabilities	1,003,171	918,170	839,758	9	19
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 3,708,660 shares issued and outstanding at June 30, 2018, 3,695,552 at March 31, 2018, and 3,075,168 at June 30, 2017	37	37	31	—	19
Additional paid-in capital	56,344	55,823	28,208	1	100
Retained earnings	76,102	72,349	61,920	5	23
Accumulated other comprehensive loss, net of tax	(2,127)	(1,716)	(87)	24	2,345
Unearned shares – Employee Stock Ownership Plan (“ESOP”)	(985)	(1,051)	(1,248)	(6)	(21)
Total stockholders’ equity	129,371	125,442	88,824	3	46
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,132,542	$1,043,612	$928,582	9	22

FS Bancorp Q2 Earnings
July 26, 2018

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended		QTR	YTD
	June 30,		June 30,		Over QTR	Over YTD
	2018	2017	2018	2017	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$13,135	$10,401	$25,391	$19,773	26	28
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	887	736	1,619	1,397	21	16
Total interest and dividend income	14,022	11,137	27,010	21,170	26	28
INTEREST EXPENSE
Deposits	1,432	896	2,675	1,748	60	53
Borrowings	496	106	576	145	368	297
Subordinated note	169	169	337	336	—	—
Total interest expense	2,097	1,171	3,588	2,229	79	61
NET INTEREST INCOME	11,925	9,966	23,422	18,941	20	24
PROVISION FOR LOAN LOSSES	450	—	800	—	100	100
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,475	9,966	22,622	18,941	15	19
NONINTEREST INCOME
Service charges and fee income	670	1,003	1,329	1,864	(33)	(29)
Gain on sale of loans	4,671	4,460	8,649	8,815	5	(2)
Gain on sale of investment securities	—	237	113	237	(100)	(52)
Gain on sale of mortgage servicing rights	—	958	—	958	(100)	(100)
Earnings on cash surrender value of BOLI	88	71	170	140	24	21
Other noninterest income	185	228	377	363	(19)	4
Total noninterest income	5,614	6,957	10,638	12,377	(19)	(14)
NONINTEREST EXPENSE
Salaries and benefits	7,671	6,916	14,719	13,034	11	13
Operations	1,541	1,443	2,901	2,929	7	(1)
Occupancy	704	645	1,353	1,289	9	5
Data processing	679	593	1,319	1,160	15	14
Loan costs	704	543	1,332	1,252	30	6
Professional and board fees	463	402	907	883	15	3
Federal Deposit Insurance Corporation (“FDIC”) insurance	90	119	131	253	(24)	(48)
Marketing and advertising	215	182	364	320	18	14
Amortization of core deposit intangible	77	100	153	200	(23)	(24)
Impairment on servicing rights	—	1	—	1	(100)	(100)
Total noninterest expense	12,144	10,944	23,179	21,321	11	9
INCOME BEFORE PROVISION FOR INCOME TAXES	4,945	5,979	10,081	9,997	(17)	1
PROVISION FOR INCOME TAXES	688	1,620	1,502	3,045	(58)	(51)
NET INCOME	$4,257	$4,359	$8,579	$6,952	(2)	23
Basic earnings per share	$1.19	$1.50	$2.39	$2.40	(21)	—
Diluted earnings per share	$1.13	$1.41	$2.27	$2.25	(20)	1

FS Bancorp Q2 Earnings
July 26, 2018

KEY FINANCIAL RATIOS AND DATA (Unaudited)

	At or For the Three Months Ended
	June 30,	March 31,	June 30,
	2018	2018	2017
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.58%	1.72%	1.94%
Return on equity (ratio of net income to average equity) (1)	13.57	14.28	20.62
Yield on average interest-earning assets	5.38	5.38	5.18
Interest incurred on liabilities as a percentage of average noninterest bearing deposits and interest-bearing liabilities	0.89	0.69	0.58
Interest rate spread information – average during period	4.49	4.69	4.59
Net interest margin (1)	4.58	4.76	4.63
Operating expense to average total assets	4.50	4.40	4.86
Average interest-earning assets to average interest-bearing liabilities	136.32	139.62	133.85
Efficiency ratio (2)	69.24	66.80	64.67

	At or For the Six Months Ended
	June 30,	June 30,
	2018	2017
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.65%	1.61%
Return on equity (ratio of net income to average equity) (1)	13.92	16.91
Yield on average interest-earning assets	5.38	5.13
Interest incurred on liabilities as a percentage of average noninterest bearing deposits and interest-bearing liabilities	0.79	0.58
Interest rate spread information – average during period	4.59	4.55
Net interest margin (1)	4.66	4.59
Operating expense to average total assets	4.45	4.94
Average interest-earning assets to average interest-bearing liabilities	137.89	134.70
Efficiency ratio (2)	68.05	68.08

	June 30,	March 31,	June 30,
	2018	2018	2017
ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (3)	0.06%	0.07%	0.08%
Non-performing loans to total gross loans (4)	0.07	0.09	0.10
Allowance for loan losses to non-performing loans (4)	1,845.45	1,547.22	1,345.23
Allowance for loan losses to gross loans receivable, excluding HFS loans	1.29	1.36	1.41

CAPITAL RATIOS, BANK ONLY:
Tier 1 leverage-based capital	12.23%	12.58%	10.12%
Tier 1 risk-based capital	14.32	14.96	11.97
Total risk-based capital	15.57	16.21	13.23
Common equity Tier 1 capital	14.32	14.96	11.97

CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage-based capital	11.86%	12.20%	9.50%
Total risk-based capital	15.15	15.76	12.49
Common equity Tier 1 capital	13.90	14.51	11.24

FS Bancorp Q2 Earnings
July 26, 2018

	At or For the Three Months Ended
	June 30,		March 31,		June 30,
	2018		2018		2017
PER COMMON SHARE DATA:
Basic earnings per share	$1.19		$1.22		$1.50
Diluted earnings per share	$1.13		$1.15		$1.41
Weighted average basic shares outstanding	3,583,927		3,556,581		2,903,323
Weighted average diluted shares outstanding	3,765,724		3,751,537		3,097,628
Common shares outstanding at period end	3,599,516	(5)	3,563,006	(6)	2,921,681	(7)
Book value per share using common shares outstanding	$35.94		$35.21		$30.40
Tangible book value per share using common shares outstanding (8)	$34.98		$34.21		$29.09

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consists of non-accruing loans.
(5)	Common shares were calculated using shares outstanding of 3,708,660 at June 30, 2018, less 18,421 restricted stock shares, and 90,724 unallocated ESOP shares.
(6)	Common shares were calculated using shares outstanding of 3,695,552 at March 31, 2018, less 35,342 restricted stock shares, and 97,204 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding of 3,075,168 at June 30, 2017, less 36,842 restricted stock shares, and 116,645 unallocated ESOP shares.
(8)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also non-GAAP financial measures below.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		QTR Over QTR	YTD Over YTD
Average Balances	2018	2017	2018	2017	$ Change	$ Change
Assets
Loans receivable, net deferred loan fees (1)	$899,692	$720,569	$872,394	$685,524	$179,123	$186,870
Securities available-for-sale, at fair value	96,865	97,289	93,716	95,711	(424)	(1,995)
Interest-bearing deposits and certificates of deposit at other financial institutions	41,952	40,930	41,346	47,760	1,022	(6,414)
FHLB stock, at cost	6,770	4,019	5,097	3,467	2,751	1,630
Total interest-earning assets	1,045,279	862,807	1,012,553	832,462	182,472	180,091
Noninterest-earning assets (2)	37,583	39,676	37,419	38,331	(2,093)	(912)
Total assets	$1,082,862	$902,483	$1,049,972	$870,793	$180,379	$179,179
Liabilities and stockholders’ equity
Interest-bearing accounts	$656,363	$595,071	$663,173	$580,760	$61,292	$82,413
Borrowings	100,546	36,754	61,294	24,752	63,792	36,542
Subordinated note	9,852	9,832	9,849	9,829	20	20
Total interest-bearing liabilities	766,761	641,657	734,316	615,341	125,104	118,975
Noninterest-bearing accounts	179,814	162,919	180,158	159,985	16,895	20,173
Other noninterest-bearing liabilities	10,451	13,112	11,181	12,553	(2,661)	(1,372)
Stockholders’ equity	125,836	84,795	124,317	82,914	41,041	41,403
Total liabilities and stockholders’ equity	$1,082,862	$902,483	$1,049,972	$870,793	$180,379	$179,179

(1)	Includes loans held for sale
(2)	Includes fixed assets, BOLI, goodwill, and CDI

FS Bancorp Q2 Earnings
July 26, 2018

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common stockholders’ equity is calculated by excluding intangible assets from stockholders’ equity.  For this financial measure, the Company’s intangible assets are goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measure is presented below.

	June 30,	March 31,	June 30,
	2018	2018	2017
	(Dollars in thousands)
Stockholders' equity	$129,371	$125,442	$88,824
Goodwill and core deposit intangible, net	(3,476)	(3,552)	(3,829)
Tangible common stockholders' equity	$125,895	$121,890	$84,995

Common shares outstanding at end of period	3,599,516	3,563,006	2,921,681

Common stockholders' equity (book value) per share (GAAP)	$35.94	$35.21	$30.40
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$34.98	$34.21	$29.09

Contacts:
Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
Chief Financial Officer
(425) 771-5299
www.FSBWA.com